Exhibit 10.47

Certain identified information in this document has been excluded because it is both (i) not material and (ii) the type that the registrant treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

SECOND AMENDMENT TO THE EXCLUSIVE OPTION AND LICENSE AGREEMENT

THIS SECOND AMENDMENT TO THE EXCLUSIVE OPTION AND LICENSE AGREEMENT (the “2nd Amendment”) is made effective as of October 1, 2020 (the “2nd Amendment Effective Date”), between Kineta Chronic Pain, LLC, having a principal place of business at 219 Terry Avenue North, Suite 300, Seattle, Washington, 98109 (“Kineta”), and Genentech, Inc., having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (“GNE”), and its Affiliates (collectively with GNE, the “Licensee”). Kineta and Licensee are each referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

Whereas, the Parties have executed that certain Exclusive Option and License Agreement dated April 11, 2018, as amended (the “Agreement”),

Whereas, the Parties now wish to further amend the Agreement,

Now therefore, in consideration of the mutual covenants set forth in this 2nd Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the following terms:

1.	Section 6.2 of the Agreement is hereby amended and replaced with:

6.2       Option Exercise Payment. In consideration of Licensee’s exercise of the Option during the Option Period, Licensee shall pay to Kineta a one-time payment in the amount of (i) [***] if the Lead Option is exercised pursuant to Section 4.3.2(a)(i) or if the Back-up Option is exercised pursuant to Section 4.3.2(b); or (ii) Twenty-Four Million US Dollars ($24,000,000) if the Lead Option is exercised pursuant to Section 4.3.2(a)(ii) (the “Option Exercise Payment”). Such Option Exercise Payment shall be made in accordance with 6.3.5, and shall be non-creditable and non-refundable.

2.	Section 6.2.3 of the Agreement, is hereby amended and replaced with:

6.2.3       Option Extension Payment. In consideration of Licensee extending the Option, no later than thirty (30) calendar days upon receipt of an invoice after the 2nd Amendment Effective Date, Licensee will pay to Kineta a one-time payment in the amount of $11,000,000 (which shall be non-creditable and non-refundable) to extend the Option Period from three (3) months after Licensee’s receipt of an IND Filing Package for a Licensed Product to three (3) months after Licensee’s receipt of the Phase I Data Package for such Licensed Product (the “Option Extension Payment”).

3.	After the Option Extension Payment is paid to Kineta and the Pilot HEMP (Human Experimental Models of Pain) study is completed, Kineta will provide Licensee with the SAD, MAD, and Pilot HEMP study data and Licensee will then have sixty (60) days from receipt of such data submission to determine and notify Kineta, in its sole discretion, if the Pilot HEMP study meets the criteria to warrant proceeding to a HEMP Phase Ib study. If Licensee chooses to proceed, Kineta will be paid, within thirty (30) days of such notification, a milestone payment of $3,500,000 prior to the initiation of such Phase Ib trial (the “Interim Phase I Milestone Payment”). If Licensee chooses not to proceed with the HEMP Phase Ib study or fails to notify Kineta of their intention to proceed within such 60 days, Licensee will not pay the Interim Phase I Milestone Payment and the Lead Option will be terminated with immediate effect unless otherwise mutually agreed to by the Parties.

4.	The Lead Option Period defined in Section 4.3.2(a)(ii) of the Agreement is hereby reduced from four (4) months to three (3) months after delivery by Kineta to Licensee of the Phase I Data Package for such Licensed Product.

5.	Exhibit A of the Agreement is hereby replaced with the attached Exhibit A. This includes Phase I Clinical Trial SAD/MAD and HEMP protocols (previously pages A-21 through A-44 in the Agreement), being replaced entirely with the SAD/MAD/Pilot HEMP protocol synopsis and HEMP Phase Ib slide deck, all of which have been modified by the JPT and agreed to by the Parties (together, the “Phase I Protocols”). The slide deck outlining the HEMP Phase Ib will be replaced by a protocol synopsis when available. In the event that (i) the JPT modifies the Phase I Protocols, or (ii) the drug safety committee or local regulatory authorities requires substantial modification or limitations to the Phase I Protocols, then the Phase I Data Package will reflect such modification and limitations, as applicable.

6.	Except as set forth herein, no other changes are made to the Agreement and all other terms and conditions of the Agreement remain in full force and effect. This 2nd Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one or the same instrument.

IN WITNESS WHEREOF, the Parties have caused this 2nd Amendment to be executed as of the 2nd Amendment Effective Date.

KINETA CHRONIC PAIN, LLC	GENENTECH, INC.

By:	/s/ Craig Philips	By:	/s/ Alex Szidon

Name:	Craig Philips	Name:	Alex Szidon

Title:	President	Title:	Vice President Pharma Partnering

EXHIBIT A

Research and Early Development Plan

Exhibit A - 1